Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-109878) on Form S-8 of PSB Holdings, Inc. of our report dated March 4, 2013, relating to the consolidated balance sheets of PSB Holdings, Inc. and Subsidiary as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for the three years in the period ended December 31, 2012, which appears in the December 31, 2012, Annual Report on Form 10-K of PSB Holdings, Inc.

Wipfli LLP

WIPFLI LLP

Wausau, Wisconsin

March 14, 2013